Exhibit 107

Calculation of Filing Fee Tables

Schedule TO

SIGILON THERAPEUTICS, INC.

(Name of Subject Company (issuer))

SHENANDOAH ACQUISITION CORPORATION

(Offeror)

a wholly-owned subsidiary of

ELI LILLY AND COMPANY

(Parent of Offeror)

(Names of Filing Persons (identifying status as offeror, issuer or other person))

Table 1-Transaction Valuation

	Transaction Valuation*	Fee rate	Amount of Filing Fee**

Fees to Be Paid	$51,274,038.66	0.00011020	$5,651.00

Fees Previously Paid	$0		$0

Total Transaction Valuation	$51,274,038.66

Total Fees Due for Filing			$5,651.00

Total Fees Previously Paid			$0

Total Fee Offsets			$0

Net Fee Due			$5,651.00

*

Estimated solely for purposes of calculating the amount of the filing fee only. The transaction valuation was calculated by adding (i) the product of (A) 2,290,786 shares of common stock, par value $0.001 per share (the “Shares”), of Sigilon Therapeutics, Inc., a Delaware corporation (“Sigilon”), which is the total number of Shares not beneficially owned by Eli Lilly and Company (inclusive of Shares that are subject to vesting or forfeiture restrictions granted pursuant to a Sigilon equity incentive plan, program or arrangement), and (B) $21.78, the average of the high and low sales prices per Share on July 10, 2023, as reported by the Nasdaq Global Select Market (which, for the purposes of calculating the filing fee only, shall be deemed to be the “Reference Price”), (ii) the product of (A) 161,038 Shares subject to issuance pursuant to outstanding stock options with an exercise price less than $14.92 and (B) $8.65, the difference between the Reference Price and $13.13, the weighted average exercise price of such options. The calculation of the filing fee is based on information provided by Sigilon as of July 10, 2023.

**

The amount of the filing fee was calculated in accordance with Rule 0-11 of the Securities Exchange Act of 1934, as amended, and Fee Rate Advisory #1 for fiscal year 2023 beginning on October 1, 2022, issued August 26, 2022, by multiplying the transaction value by 0.00011020.